McCarthy Tétrault LLP Suite 2400, 745 Thurlow Street Vancouver BC V6E 0C5 Canada Tel: 604-643-7100 Fax: 604-643-7900

Robin Mahood Partner Direct Line: (604) 643-5911 Direct Fax: (604) 622-5796 Email: rmahood@mccarthy.ca

Assistant: Francis, Debra Direct Line: (604) 643-7982 Email: dfrancis@mccarthy.ca

September 10, 2021

United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re: Great Panther Mining Limited

We hereby consent to the use of our name in the Company's Registration Statement on Form F-10 dated September 10, 2021, as such may thereafter be amended or supplemented, and in the base shelf prospectus included therein, under the headings "Legal Matters" in the Prospectus.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by section 7 of the Securities Act of 1933, as amended.

Yours truly,

"McCarthy Tétrault LLP"